Exhibit 16.1

KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT

2070 WEST 6TH STREET   – BROOKLYN, NY 11223  – TEL (347) 408-0693  – FAX (347) 602-4686  – EMAIL KEITHZHEN@GMAIL.COM

October 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Anpulo Food, Inc.

Ladies and Gentlemen:

We have read the section titled “CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE” in the registration statement of Anpulo Food, Inc. on Form S-1 filed with the Securities and Exchange Commission on October 30, 2013, and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Sincerely,

/s/ Keith K. Zhen, CPA
Keith K. Zhen, CPA
Brooklyn, New York